Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedules of Allied World Assurance Company Holdings, Ltd, and the effectiveness of Allied World Assurance Company Holdings, Ltd ‘s internal control over financial reporting dated February 29, 2008, appearing in the Annual Report on Form 10-K of Allied World Assurance Company Holdings, Ltd for the year ended December 31, 2007.
/s/ Deloitte & Touche
Hamilton, Bermuda
May 30, 2008